Exhibit 12.1

EXHIBIT 12—STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Stripes Holdings LLC

Computation of Ratio of Earnings to Fixed Charges

(in thousands, except ratios)

	Fiscal Year Ended							Six Months Ended
	Predecessor					Predecessor & Company Combined		Company
	December 30, 2001		December 29, 2002	December 28, 2003	January 2, 2005	January 1, 2006		July 2, 2006
						Actual	As Adjusted (a)
Earnings:
Consolidated pretax income (loss) from continuing operations	(1,416)		2,503	2,667	6,047	(20,642)	(18,551)	(190)
Minority interest in income of consolidated subsidiaries	59		55	65	64	76	76	35
Loss (income) on equity investments	—		—	—	(55)	—	—	(153)
Fixed charges	16,131		19,730	19,120	18,742	22,104	22,875	13,743
Capitalized interest	—		(78)	—	—	(275)	(275)	(185)
Amortization of capitalized interest	—		2	4	4	11	—	—

Total earnings available for fixed charges	14,774		22,212	21,855	24,802	1,274	4,125	13,250

Fixed Charges:
Interest expense	13,946		16,304	16,035	15,615	18,397	18,505	9,513
Capitalized interest	—		78	—	—	275	275	185
Estimated interest portion of rent expense	1,937		3,030	2,743	2,748	3,093	3,093	3,520
Amortization of debt issue costs	248		318	342	379	339	1,002	525

Total fixed charges	16,131		19,730	19,120	18,742	22,104	22,875	13,743

Ratio of earnings to fixed charges	(b	)	1.13	1.14	1.32	(b )	(b )	(b )

Notes:

(a)	Reflects the pro forma adjustments reflected in the unaudited pro forma consolidated statement of operations for the year ended January 1, 2006, included on page 55 herein, and the associated notes on page 56.

(b)	Earnings for the years ended December 30, 2001, January 1, 2006 (actual), January 1, 2006 (as adjusted), and for the six months ended July 2, 2006, were inadequate to cover fixed charges. The deficiency was $1.4 million, $20.8 million, $18.8 million, and $0.5 million for the respective periods. Included in the fiscal 2005 results (both actual and as adjusted) is $17.3 million of compensation expense recognized for options redeemed related to the December 2005 transactions.